Exhibit 99.1
FOR IMMEDIATE RELEASE
THERMADYNE HOLDINGS CORPORATION ANNOUNCES COMPLETION OF ACQUISITION BY IRVING PLACE CAPITAL
ST. LOUIS — December 3, 2010 — Thermadyne Holdings Corporation (NASDAQ: THMD), a leading global manufacturer and marketer of metal cutting and welding products and accessories, announces the completion of its acquisition by Irving Place Capital (“IPC”), a middle-market private equity firm. The transaction was previously announced on October 5, 2010. The transaction was approved by a vote of Thermadyne’s shareholders on December 2, 2010.
Under the terms of the transaction, Thermadyne shareholders will receive $15.00 in cash for each share of Thermadyne’s common stock. The company’s common stock will cease trading on the NASDAQ exchange and will be delisted.
Thermadyne’s executive leadership team, including President Martin Quinn, Chief Operating Officer Terry Downes, Chief Financial Officer Steve Schumm, and Executive Vice President of Global Operations Terry Moody, is continuing with and investing in the company.
The company also announced that Mike McLain has joined Thermadyne as Executive Chairman of the board of directors. Prior to assuming this role, Mr. McLain spent more than 10 years in the industrial products industry, serving as President, CEO, Director and Chairman of Aearo Technologies, Inc. and more than 20 years in the consumer products industry, including serving as President and CEO of DowBrands, Inc.
“With our strong brands and recent new product introductions, we have exciting potential to build on and grow our market presence,” said Mr. Quinn. “With Mike McLain and Irving Place Capital on our team, I believe we can further enhance that potential and accelerate the company’s success in the global cutting and welding products market.”
Mr. McLain commented, “Thermadyne has demonstrated impressive performance in the global marketplace. I am excited to work with the company’s talented management team to execute our strategic objectives, expand the business, and grow with our customers.”
About Thermadyne
Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. For more information about Thermadyne, its products, and its services, visit the company’s website at www.thermadyne.com.
About Irving Place Capital
Irving Place Capital invests private equity capital in compelling buyouts, recapitalizations and growth capital opportunities alongside superior management teams. Irving Place Capital focuses on making control or entrepreneur-driven investments. Since its formation in 1997, Irving Place Capital has been an investor in more than 50 companies and has raised over $4 billion of capital, including its current $2.7 billion institutional fund. More information about Irving Place Capital is available at www.irvingplacecapital.com.

Media Contacts

For Thermadyne:	For Irving Place Capital:

Debbie Bockius	Mary Zimmerman or Christina
Thermadyne Holdings Corporation	Stenson, Brunswick Group
636-728-3031	212-333-3810